Exhibit 99.5

TENDER FOR

ALL OUTSTANDING

9/9 3/4% SENIOR NOTES DUE 2014

IN EXCHANGE FOR

9/9 3/4% SENIOR NOTES DUE 2014

AND

ALL OUTSTANDING

10% SENIOR SUBORDINATED NOTES DUE 2016

IN EXCHANGE FOR

10% SENIOR SUBORDINATED NOTES DUE 2016

OF

ALERIS INTERNATIONAL, INC.

To Registered Holders:

We are enclosing herewith the material listed below relating to the offer (the “Exchange Offer”) by Aleris International, Inc. (“Aleris”) to exchange (1) up to $600,000,000 principal amount of its new 9/9 3/4% Senior Notes due 2014 (the “Senior Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $600,000,000 principal amount of its issued and outstanding 9/9 3/4% Senior Notes due 2014 (the “Outstanding Senior Notes”) and (2) up to $400,000,000 principal amount of its new 10% Senior Subordinated Notes due 2016 (the “Senior Subordinated Exchange Notes”) (together with the Senior Exchange Notes, the “Exchange Notes”), which have been registered under the Securities Act, for up to $400,000,000 principal amount of its issued and outstanding 10% Senior Subordinated Notes due 2016 (the “Outstanding Senior Subordinated Notes”) (together with the Outstanding Senior Notes, the “Outstanding Notes”), in each case, upon the terms and subject to the conditions set forth in the Prospectus, dated                     , 2007, and the related Letter of Transmittal.

Enclosed herewith are copies of the following documents:

1.	Prospectus dated , 2007;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction to Registered Holder from Beneficial Owner; and

5.	Letter which may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such clients’ instruction with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 12:00 A.M., NEW YORK CITY TIME, ON                     , 2007, UNLESS EXTENDED.

The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to Aleris that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) at the time of the commencement of the Exchange Offer neither the holder of Outstanding Notes nor, to the knowledge of such holder, any such other person receiving Exchange Notes from such holder has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act, (iii) neither the holder nor, to the knowledge of such holder, any such other person receiving Exchange Notes from such holder is an “affiliate” of Aleris or any of the guarantors within the meaning of Rule 405 under the Securities Act, (iv) if the holder is not a broker-dealer neither such holder nor any such other person receiving Exchange Notes from such holder is engaging in or intends to engage in a distribution of the Exchange Notes, and (v) if the holder is a broker-dealer (whether or not it is also an “affiliate” of Aleris or any of the guarantors within the meaning of Rule 405 under the Securities Act) such holder has acquired the Exchange Notes as a result of market-making activities or other trading activities, and that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements of the Securities Act in connection with any resale of such Exchange Notes issued in the Exchange Offer). By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, a broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Outstanding Notes for you to make the foregoing representations.

Aleris will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. Holders who tender their Outstanding Notes for Exchange Notes will not be obligated to pay any transfer taxes in connection with the exchange, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, LaSalle Bank National Association, in the manner set forth below.

LaSalle Bank National Association, the Exchange Agent

135 S. LaSalle Street, Suite 1560

Chicago IL 60603

Attention: Frank A. Pierson

By: Telephone: (312) 904-5527

       Facsimile: (312) 904-4018

Very truly yours,

Aleris International, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF ALERIS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.